Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2023 (August, 14, 2023, as to the effects of the restatement discussed in Note 3 and the effects of the material weakness described in Item 9A, Management’s Report on Internal Controls over Financial Reporting (as revised)) relating to the financial statements of Definitive Healthcare Corp. and the effectiveness of Definitive Healthcare Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K on Form 10-K/A, of Definitive Healthcare Corp. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 6, 2023